Exhibit 10.2
PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda
                October 27, 2005
Mr. Steven H. Newman
24342 La Masina
Calabasas, CA 91302
Dear Steve:
     This letter agreement (this “Letter Agreement”) amends and restates the Letter Agreement between you and The St. Paul Companies, Inc., dated March 1, 2002, as amended on June 14, 2002 (the “Prior Agreement”), and confirms that the obligations of The St. Paul Companies, Inc. (other than its indemnity obligations) under the Prior Agreement have been assumed by Platinum Underwriters Holdings, Ltd. (“Platinum”). This Letter Agreement sets forth the terms and conditions of your services as Chairman of the Board of Directors of Platinum on and after November 1, 2005.
1.	Term.
     The term of this Letter Agreement shall commence on November 1, 2005 (the “Effective Date”) and shall end on the second anniversary of the Effective Date; provided that on such second anniversary and each anniversary thereafter, the term of this Letter Agreement shall automatically be extended by an additional year unless Platinum or you give the other party written notice, at least six (6) months prior to the applicable anniversary of the Effective Date, that Platinum has determined or you have determined that the term shall not be so extended.
2.	Duties.
     Platinum agrees to use its reasonable best efforts to nominate you for election to Platinum’s board of directors (the “Board”) at each annual general meeting of shareholders held during the term of this Letter Agreement and to cause you to be appointed Chairman of the Board.
3.	Director Compensation.
     As Chairman of the Board, you shall be entitled to receive an annual fee of $275,000, payable in cash in four installments of $68,750 each on the last day of each calendar quarter.

4.	Indemnification.
     In your capacity as Chairman of the Board of Platinum, Platinum shall indemnify and make permitted advances to you, to the fullest extent permitted by law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been a director of Platinum or any of its subsidiaries or affiliates or your having served any other enterprise as a director at the request of Platinum. In addition, you shall benefit from any D&O insurance coverage maintained by Platinum for the benefit of its officers and directors to the same extent as the officers and other directors of Platinum so benefit.
5.	Representations.
     By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement, consulting agreement or non-competition agreement, that could subject Platinum to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your service to Platinum in the position described above.
6.	Miscellaneous Provisions.
(a)	This Letter Agreement may not be amended or terminated without the prior written consent of you and Platinum.

(b)	This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)	This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(d)	All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

If to you, to:

Steven H. Newman 24342 La Masina Calabasas, CA 91302

If to Platinum, to:

Platinum Underwriters Holdings, Ltd. The Belvedere Building 69 Pitts Bay Road Pembroke HM08 Bermuda

Attention: Michael E. Lombardozzi, Esq. Executive Vice President, General Counsel and Secretary

In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

(e)	This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

(f)	By executing this Letter Agreement below, you acknowledge that this Letter Agreement, as an amendment and restatement of the Prior Agreement (other than the indemnity obligations of The St. Paul Companies, Inc., which are not affected hereby) supersedes the Prior Agreement and that you waive all rights under the Prior Agreement (other than the indemnity obligations of The St. Paul Companies, Inc., which are not affected hereby), in each case as of the Effective Date.
     This Letter Agreement, consisting of three pages, is intended to be a binding obligation upon Platinum and yourself. If this Letter Agreement correctly reflects our understanding, please sign and return one copy for Platinum’s records.

Platinum Underwriters Holdings, Ltd.
By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	Chief Executive Officer

     The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

/s/ Steven H. Newman Steven H. Newman
Dated as of October 27, 2005